KABANI & COMPNAY, INC.
Certified Public Accountants
6033 Century Blvd., Suite 810, Los Angeles, CA 90045
Phone:  (310) 694-3590
Fax:    (310) 410-0371
www.kabanico.com



December 9, 2005

Office of the Chief Accountant
SECPS Letter File
Mail stop 9-5
Securities and Exchange Commission
450 5th Street, NW
Washington DC 20549


RE: RE: Kleen Air Systems, Inc.,

        File No.  033-03362


We have read the statements that we understand Kleen Air Systems, Inc. will include under item 4.01 of the form 8k report, dated December 9, 2005, it will file regarding the recent change of auditors. We will agree with the statement in October 2005, Kleen Air Systems, Inc. ("KAIR"), retained Kabani & Company, Inc., to review its financial statements for the period ended September 30, 2005. Kabani & Compnay resigned on November 14, 2005. We have no basis to agree or disagree with other statements made under Item 4.01.


Very truly yours,

Kabani & Compnay, Inc.